Exhibit 5

July 21, 2006

Cambridge Heart, Inc.

One Oak Park Drive

Bedford, Massachusetts 01730

Ladies and Gentlemen:

We have acted as counsel to Cambridge Heart, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission on or about the date hereof, relating to the offer and sale by the Company of an indeterminate amount of (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of one or more series of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”), (iii) one or more series of the Company’s debt securities (the “Debt Securities”), and (iv) warrants to purchase shares of Common Stock or Preferred Stock, or Debt Securities (the “Warrants”), with a maximum aggregate offering price of $20,000,000. The Common Stock, the Preferred Stock, the Debt Securities, and the Warrants are referred to herein collectively as the “Securities.”

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

The opinions expressed below are limited to (i) Massachusetts law and (ii) the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws (the “DGCL”).

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When (i) the board of directors of the Company or a committee of the board has adopted one or more resolutions approving the issuance and sale of shares of Common Stock at a specified price or pursuant to a specified pricing mechanism and (ii) certificates evidencing such shares have been duly executed and have been issued and delivered against payment therefor, then such shares will be validly issued, fully paid, and non-assessable.

2. When (i) the specific terms of on or more series of Preferred Stock have been duly established in accordance with the DGCL, (ii) the board of directors of the Company has adopted one or more resolutions approving the issuance and sale of shares of Preferred Stock at a specified price or pursuant to a specified pricing mechanism and (iii) certificates evidencing such shares have been duly executed and have been issued and delivered against payment therefor, then such shares will be validly issued, fully paid, and non-assessable.

3. When (i) an indenture as supplemented by one or more supplemental indentures (the “Indenture”), between the Company and a trustee to be named therein (the “Trustee”), has been duly authorized, executed, and delivered by the Company and the Trustee, (ii) the specific terms of one or more series of Debt Securities have been duly established in accordance with the Indenture, (iii) the board of directors of the Company has adopted one or more resolutions approving the issuance and sale of Debt Securities at a specified price or pursuant to a specified pricing mechanism and (iv) such Debt Securities have been duly executed and authenticated and have been issued and delivered against payment therefor, then such Debt Securities will constitute valid and binding obligations of the Company.

4. When (i) a warrant agreement (the “Warrant Agreement”), between the Company and a warrant agent to be named therein (the “Warrant Agent”), has been duly authorized, executed, and delivered by the Company and the Warrant Agent, (ii) the specific terms of the Warrants have been duly established in accordance with the Warrant Agreement, (iii) the board of directors of the Company has adopted one or more resolutions approving the issuance and sale of Warrants at a specified price or pursuant to a specified pricing mechanism and (iv) such Warrants have been duly executed and authenticated and have been issued and delivered against payment therefor, then such Warrants will constitute valid and binding obligations of the Company.

We assume for purposes of this opinion that (i) the board of directors, any committee of the board, and the stockholders of the Company will have taken all actions and passed all resolutions necessary to authorize the issuance and sale of the Securities, (ii) any necessary regulatory approvals will have been obtained by the Company, (iii) no more than 8,474,576 shares of Common Stock will be issued and sold under the Registration Statement, (iv) no more than 17,500 shares of Preferred Stock will be issued and sold under the Registration Statement, (v) at or before the time of delivery of any Securities, the Registration Statement and any amendments thereto will have become effective under the Securities Act, (vi) the terms any Securities to be established subsequent to the date hereof, the issuance and delivery of such Securities, and the compliance by the Company with the terms of such Securities will not violate any applicable law, any court order, judgment, or decree applicable to the Company, or the Company’s Certificate of Incorporation or By-Laws and (vii) any Securities issuable upon conversion or exercise of any Securities to be issued and sold will have been duly authorized.

Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP